                                                                    EXHIBIT 99.1

[LOGO]    LONE STAR                                                 NEWS RELEASE
          TECHNOLOGIES, INC.

                                                     CONTACT: CHARLES J. KESZLER
15660 N. DALLAS PARKWAY, SUITE 500                                (972) 770-6495
DALLAS, TEXAS 75248                                          Fax: (972) 770-6471




LONE STAR TECHNOLOGIES, INC. REPORTS RECORD FIRST QUARTER 2001 EARNINGS


Dallas, TX, April 16, 2001 . . . Lone Star Technologies, Inc. (Lone Star), NYSE:
LSS reported record first quarter 2001 net income of $13.4 million, or $.55 per diluted share, which was an increase of 9% from the previous record quarter ended December 31, 2000 net income of $12.3 million, or $.51 per diluted share, and compared to net income of $7.1 million, or $.29 per diluted share, in the first quarter of 2000.

First quarter 2001 revenues rose 11% to $179.4 million from the fourth quarter of 2000. Oilfield revenues of $114.8 million were up 13% on 14% higher shipment volumes over the quarter ended December 31, 2000. The average active rig count increased 6% from the last quarter in 2000 to 1,141 in the quarter ended March 31, 2001. In the first quarter of 2001, high-strength premium tubulars were 61% of oil country tubular goods (OCTG) revenues versus 57% in year 2000, and line pipe demand rose with line pipe comprising 30% of oilfield products tonnage shipped. The high mix of line pipe, partially offset by increased sales of premium alloy-grade OCTG, resulted in slightly lower average oilfield product prices compared to the fourth quarter of 2000.

Specialty tubing revenues of $46.9 million decreased 1% from the last quarter of 2000 due to continued lower demand for precision mechanical tubulars for general industrial and automotive applications and some first quarter 2001 finned tubing shipments that were delayed until the second quarter. Demand for precision mechanical tubulars is expected to remain the same in the second quarter, while finned tubing demand is expected to resume growth at previous levels. Lone Star will be expanding its capacity for finned tubulars with new production equipment in Mexico and Canada to meet increased demand for heat recovery steam generators used in combined-cycle electrical power plants in North America. Flat rolled steel and other tubular revenues were up 38% principally due to increased sales to an alliance mill partner and our largest flat rolled steel customer.

Following two expandable casing records - an ultra-deepwater installation with expandable casing set in two different sizes to extend total well depth and the deepest installation at over 16,000 feet - Lone Star's expandable casing will be used in several of the most demanding Gulf of Mexico wells in the second quarter further accelerating and broadening commercial applications of our new product.

Rhys J. Best, Chairman, President and Chief Executive Officer, stated, "Our two recent line pipe alliances that increase our capacity and allow us to offer the widest line pipe product offering in North America will benefit us as line pipe markets continue to improve throughout the year. We began production of high-strength tubulars on our third production line for heat-treated alloy-grade tubulars at the end of the first quarter. With 79% of the 1,198 active rigs drilling for natural gas last Thursday, this newly installed facility gives us additional capacity to serve our customers' increasing needs for high-strength premium OCTG for deeper gas drilling. Our second quarter finned tubing facilities expansion in Canada and Mexico will provide new production capacity to supply growing customer demand as combined-cycle power plant construction further accelerates in the second half of this year."

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

        This release contains forward looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000.
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                          LONE STAR TECHNOLOGIES, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                (UNAUDITED, IN MILLIONS, EXCEPT PER SHARE DATA)

                                                    FOR THE QUARTER ENDED MARCH 31,
                                                        2001              2000
                                                      ---------        ---------
NET REVENUES                                          $   179.4        $   156.6
Cost of goods sold                                       (154.9)          (138.7)
                                                      ---------        ---------
  Gross profit                                             24.5             17.9
Selling, general and administrative expenses               (8.4)            (8.1)
                                                      ---------        ---------
  Operating income                                         16.1              9.8
Interest income                                             0.5              0.5
Interest expense                                           (3.0)            (3.0)
Other income                                                0.2              0.2
                                                      ---------        ---------
  Income before income tax                                 13.8              7.5
Income tax                                                 (0.4)            (0.4)
                                                      ---------        ---------
  NET INCOME                                          $    13.4        $     7.1
                                                      =========        =========
PER COMMON SHARE - BASIC:
  NET INCOME AVAILABLE TO COMMON SHAREHOLDERS         $    0.56        $    0.30
                                                      =========        =========
PER COMMON SHARE - DILUTED:
  NET INCOME AVAILABLE TO COMMON SHAREHOLDERS         $    0.55        $    0.29
                                                      =========        =========
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                                    23.7             23.4
  Diluted                                                  24.4             24.0

Attention: Certain charges for shipping and handling costs have been reclassified in accordance with a recently issued accounting pronouncement. The pronouncement requires freight charges billed to customers to be classified in revenues and shipping costs incurred to be classified in cost of goods sold. Lone Star previously reported such amounts net in revenues. The resulting reclassification increased revenues and cost of goods sold. Gross profit, operating income and net income are unchanged for the quarter ended March 31, 2000 as a result of the reclassification.

                                                                REVENUES BY SEGMENT
                                                                  ($ IN MILLIONS)
                                                          FOR THE QUARTER ENDED MARCH 31,
                                                        2001                          2000
                                                 -------------------        -------------------
                                                    $             %            $             %
                                                 -------         ---        -------         ---
Oilfield products                                  114.8          64           82.2          53
Specialty tubing products                           46.9          26           58.6          37
Flat rolled steel and other products                17.7          10           15.8          10
                                                 -------         ---        -------         ---
Consolidated net revenues                          179.4         100          156.6         100
                                                 =======         ===        =======         ===

                                                                SHIPMENTS BY SEGMENT
                                                                     (IN TONS)
                                                          FOR THE QUARTER ENDED MARCH 31,
                                                   2001           %           2000           %
                                                 -------         ---        -------         ---
Oilfield products                                165,000          65        125,400          58
Specialty tubing products                         37,300          15         50,300          23
Flat rolled steel and other products              49,400          20         42,200          19
                                                 -------         ---        -------         ---
Total shipments                                  251,700         100        217,900         100
                                                 =======         ===        =======         ===
